MASTER SALES PURCHASE AGREEMENT

Between

XZERES CORP.

and

GALE FORCE MASTER FUND L.P.

Dated December 20, 2013

TABLE OF CONTENTS

1.	Definitions	1
2.	Appointment	3
3.	Purchaser Requirements	3
4.	Purchaser Orders	6
5.	Term and Effectiveness of Agreement	6
6.	Prices and Terms of Sale	6
7.	Information Exchange	7
8.	Purchaser Reports	8
9.	Authorized Sources of Supply	8
10.	Company Trademarks	8
11.	Use of Company IP	10
12.	Advertising Compliance	11
13.	Warranty	11
14.	Bodily Injury and Property Damage	12
15.	Legal Compliance	13
16.	Force Majeure	14
17.	Termination	14
18.	Claims Relating to Termination	15
19.	Termination and Post-Termination Obligations	15
20.	Confidentiality	16
21.	Assignment	17
22.	Entire Agreement	17
23.	Dispute Resolution	18
24.	Notices	18
25.	Amendments	19
26.	Miscellaneous

EXHIBITS

Exhibit A	Products
Exhibit B	(Left Blank)
Exhibit C	Warranty

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MASTER SALES PURCHASE AGREEMENT

XZERES Corp.

(a Nevada corporation)

9025 SW Hillman Court

Building 31, Suite 3126

Wilsonville, Oregon 97070

Fax: (503) 212-0109

E-mail: sales@xzeres.com	(“XZERES” or “the Company”)

Gale Force Master Fund L.P.

Ugland House, South Church Street

Georgetown, Grand Cayman KY1-1104

Fax:

E-mail:galeforcefund@gmail.com	(“Purchaser”)

The Company and Purchaser hereby enter into this Master Sales Purchase Agreement. This Agreement includes and incorporates by reference the Exhibits to this Agreement and the “Procedures” as defined below (collectively, the “Agreement”). The “Effective Date” of this Agreement is December 20, 2013.

AGREEMENT

1)	Definitions. Terms used in this Agreement with initial capital letters shall have the meanings set forth below:

1.1	“Affiliate” means an entity the ownership of which the Company controls, or which is under common control with, the Company.

1.2	“Agreement” has the meaning given in the Introduction.

1.3	“Approved Parts” means spare parts, components, equipment, and accessories for use in connection with Turbines and Towers, including parts manufactured by or on behalf of the Company and parts manufactured by third parties which the Company has approved for use in or service of Turbines and Towers.

1.4	“Bodily Injury and Property Damage Loss(es)” means all expense, liability, and loss arising from injury to persons or damage to property caused by Products, but specifically excluding any special or consequential expense, liability, or loss, except those which cannot be excluded under applicable law.

1.5	“Cure Period” has the meaning given in Section 11.1.

1.6	“Purchaser” means the buyer executing this Agreement together with its permitted successors and assigns.

1.7	“Default” means a breach of this Agreement or the Procedures that is not cured within the applicable cure period if any cure period is provided.

1.8	“Effective Date” has the meaning given in the Introduction.

1.9	“Expiration Date” has the meaning given in the Introduction.

1.10	“Force Majeure Event” has the meaning given in Section 10.

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1.11	“Party” or “Parties” means the Company and/or Purchaser.

1.12	“Procedures” means the written policies and procedures provided and amended by the Company from time to time for the sale and service of Products to Purchaser under this Agreement and for using and displaying the Trademarks. The Procedures may be furnished to Purchaser in hard copy or by electronic copy.

1.13	“Products” means Turbines, Towers, associated system components such as turbine controllers, inverters and charge controls, lightning protection systems, and Approved Parts, as may be modified from time to time by the Company by Notice to Purchaser. The Company may make available additional products for sale to Purchaser from time to time, such as components and electronics, which if made available to Purchaser shall be included in “Products.”

1.14	“Term” has the meaning given in Section 4.1.

1.15	“Termination Date” means the day upon which this Agreement expires or is terminated, regardless of how or why it is terminated.

1.16	“Towers” means the classes and categories of small wind turbine towers listed in Exhibit A, as may be modified from time to time by the joint consent of the Company and Purchaser.

1.17	“Turbines” means the classes and categories of small wind turbines listed in Exhibit A, as may be modified from time to time by the joint consent of the Company and Purchaser.

1.18	“Unauthorized Modification” means a modification or alteration of a Product which the Company neither made, ordered, nor approved or that was not performed in accordance with the Company’s policies.

1.19	“Warranty Terms and Conditions” means the written terms and conditions of the Company’s standard Limited Warranty and any optional extended warranty or protection plan provided by the Company for each Product, as set forth in the Procedures or otherwise published by the Company.

1.20	“XZERES” has the meaning given in the Introduction.

2)	Appointment.

2.1	Appointment by the Company. Subject to the terms and conditions of this Agreement, the Company hereby appoints Purchaser as a non-exclusive authorized buyer of the Products, to purchase Products from the Company from time to time during the Term, for its own use.

2.2	Purchaser Support Organization. Purchaser shall establish and maintain or contract with third parties an adequately capitalized siting, sales, installation, and after-sales support organization capable of meeting its obligations under this Agreement, including suitable, modern facilities, equipment, and transportation, and sufficient and properly trained personnel. Purchaser shall establish and maintain a Product ordering process to ensure timely delivery of Products to project sites (taking into account, among other things, the Company’s manufacturing lead times and to provide prompt delivery and installation of Products to project sites). Purchaser acknowledges that it is responsible for managing the payment of products and that the Company shall look solely to Purchaser for payment for Products ordered from the Company.

2.3	Marketing Information. The Company shall provide Product information to Purchaser electronically and, to the extent reasonably requested, in hard copy.

2.4	Pre-Installation site Support; Installation. The Company shall assist the Purchaser with each prospective project site in preparing:

(a)	A property site assessment to advise the Purchaser on the optimal location for installation of the Products on the landowner’s property; and

(b)	A system design and the site characteristics to verify suitability.

The Company agrees to advise Purchaser on location, site assessment, and installation of the Products, and shall provide to each prospective site a written recommendation that all Products be installed by a professional who is licensed or qualified under applicable country, state, or local laws and regulations.

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2.5	Company Obligations. The Company or its Affiliates shall:
(i)	"Sell and deliver Products to Purchaser in accordance with this Agreement and the Procedures;
(ii)	Provide Purchaser with the following, as determined by the Company:

(i)  Project management and full Installation services as required

(ii)	Technical, engineering, and sales advice; and

(iii)  General sales and marketing information.

(iii)	Furnish Purchaser with the following as determined by the Company:

(i)  Catalogs, sales promotion, and advertising materials;

(ii)	Information on Products;

(iii)  Recommended stocking levels for Products;

(iv)  Specifications, instructions, and procedures necessary to assist Purchaser in servicing the Products and furnishing technical advice;

(v)  Advice and management as required regarding proper installation and service of Products; and

(vi)	Copies of the following materials, as determined by the Company: Warranty Terms and Conditions, warnings, and safety alerts for Products.

3)	Purchaser Orders

3.1	Placement and Fulfillment of Orders. In placing its orders for Products, Purchaser shall take into consideration applicable manufacturing and delivery lead times as well as relevant forecasts.

4)	Term and Effectiveness of Agreement.

4.1	Term. This Agreement shall commence on the Effective Date and shall be effective for three years thereafter (the “Term”). The agreement shall automatically renew unless otherwise indicated in writing by either Party no later than 30 days prior to the expiration of the applicable Term.

5)	Prices and Terms of Sale.

5.1	Purchase of Products. The prices, payment terms, and other terms and conditions of sale applicable to Purchaser’s purchase of Products shall be, unless the Parties otherwise agree in writing, as set forth as follows:

Pricing: The pricing (exclusive of sales tax, VAT, and shipping and delivery charges) shall be no greater than XZERES’ gold-level dealer pricing as defined on its standard pricing sheet, which is subject to updates from time to time with 30-day advance notice.

Payment Terms: Unless mutually agreed by both parties, payment terms shall be consistent with XZERES’ standard payment policy of 50% deposit on placement of orders, and balance due upon shipment to customer.

In the event of a conflict between any terms in the Purchase Order and this Agreement, the terms contained in this Agreement shall govern.

6)	Purchaser Reports. Purchaser shall provide the Company from time to time with reports on such matters as the Company may reasonably request, including, without limitation, the warranty information form, the name and address of each project site, the address to which the Product was delivered, the date of delivery, the model or part number, and — if applicable — the serial number.
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7)	Warranty.

7.1	The Company’s Limited Warranty. Except for the published five year standard warranty covering parts and labor which is set forth on Exhibit C or the optional extended warranty or protection plan, whichever is applicable, in effect from time to time for each Product, the Company makes no warranties to Purchaser regarding any Product. The sole remedy of Purchaser for breach of warranty is set forth in the Warranty Terms and Conditions applicable to each Product. The Company is offering the Purchaser the option to have an extended warranty for parts and labor for an additional five year period after the expiration of the initial five year standard warranty for an additional $5,000 per Product. This amount can be paid up to the end of the original five year standard warranty period. Under no circumstances shall the Company be liable to Purchaser for punitive, incidental, or consequential damages, regardless of whether due to circumstances foreseeable by the Company. THE FOREGOING WARRANTY IS EXPRESSLY MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

8)	Bodily Injury and Property Damage.

8.1	Company’s Indemnity Obligations. During the Term of this Agreement and at all times thereafter, the Company shall defend, indemnify, and hold Purchaser harmless from and against any and all Bodily Injury and Property Damage Loss(es) to the extent such Bodily Injury and Property Damage Loss(es) result(s) from the negligent acts or omissions of the Company or from a defect in the manufacture or design of any Product by or on behalf of the Company.

8.2	Purchaser’s Indemnity Obligations. During the Term of this Agreement and at all times thereafter, Purchaser shall defend, indemnify, and hold the Company harmless from any and all Bodily Injury and Property Damage Loss(es) to the extent such Bodily Injury and Property Damage Loss(es) result(s) from the negligent acts or omissions of Purchaser or Purchaser’s subcontractors, agents, employees, partners or their successors and assigns (“Purchaser Parties”) or from an Unauthorized Modification of any Product made by any of the Purchaser Parties.

8.3	Mutual Disclaimers. Neither Party shall be liable to the other for Bodily Injury or Property Damage Loss(es) except as specifically provided in Sections 8.1 and 8.2.

8.4	Insurance Obligations. During the Term and for no less than three (3) years thereafter, the Company will carry general and product liability insurance with aggregate limits (including umbrella coverage) of not less than One Million Dollars ($1,000,000) per occurrence. Upon request, the Company will furnish Purchaser with proof of such insurance. Such insurance shall name the Purchaser as an additional insured. Such coverage will provide that 30 days’ written notice must be given to Purchaser prior to any cancellation or material amendment of any of the terms of such coverage.

9)	Legal Compliance.

9.1	Company’s Compliance Obligations. The Company shall observe all legal requirements that apply to sale of Products and shall arrange for, and bear the cost of, any government or third-party approval or certification of Products necessary for sale of Products.

9.2	Compliance With Laws. The rights and obligations of the Parties under this Agreement are subject to all applicable laws, orders, and regulations of governments and governmental agencies having jurisdiction over the Parties. If any law, order, or regulation shall, in the judgment of either Party, substantially alter the relationship between the Parties, this Agreement, or the advantages derived from the Parties’ relationship, either Party may give Notice to the other Party requesting a modification to this Agreement. If, within 30 days after such a request has been made, the Parties are unable to agree upon a mutually satisfactory modification of this Agreement, then the adversely affected Party may terminate this Agreement with 15 days’ additional Notice given to the other Party.

10)	Force Majeure. No Party shall be liable for delay in or failure of performance or nonperformance of its obligations under this Agreement (other than Purchaser’s obligation to pay for Products already shipped and the Company’s obligation to pay Purchaser any warranty service reimbursement, service fee, or other amount owing to Purchaser for services already performed) if such delay or failure results from events or circumstances that are not foreseeable and that are beyond the reasonable control of the Party affected (a “Force Majeure Event”). A Party affected by a Force Majeure Event shall provide prompt Notice thereof to the other, explaining the nature and expected duration of the Force Majeure Event, and shall act diligently to remedy the interruption or delay that is reasonably capable of being remedied. Any such delay or failure shall not constitute a Default under this Agreement, and the time for performance shall be extended by a period equivalent to the period of the Force Majeure Event. During a Force Majeure Event that causes a shortage of any Products, the Company shall fill pending dealer orders for those Products using such reasonable allocation as, in the judgment of the Company, may be necessary or equitable. The Parties shall work together to determine whether and when deliveries and acceptances of Products which have been suspended can be made up after the resumption of performance. In the event the Force Majeure Event extends for more than one month, this Agreement may be terminated by the Party not declaring Force Majeure upon Notice thereof to the other Party.

11)	Termination.

11.1	Failure to Cure Default. If either Party breaches a material obligation under this Agreement (other than as set forth in Section 11.3 below), the other Party may give the breaching Party Notice specifying the nature of the breach and requiring the breach to be remedied within 30 days (the “Cure Period”). If the breach is not remedied during the Cure Period, the breaching Party shall be in Default and the non-breaching Party may immediately terminate this Agreement by Notice after the end of the Cure Period, unless the non-breaching Party expressly waives its rights under this Section 11.1 in writing. If the breach is remedied within the Cure Period but is thereafter repeated within a one-year period, the non-breaching Party may terminate this Agreement effective immediately upon Notice to the breaching Party.

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11.2	Immediate Termination Election. By Notice to Purchaser, the Company may terminate this Agreement effective immediately upon the occurrence of any of the following events:
(i)

The indictment or conviction of any owner or principal manager of Purchaser of a criminal offense which, in the opinion of the Company, is likely to materially adversely affect the ownership, management, business, operations, financial condition, goodwill, or prospects of Purchaser or the Company; or

(ii)	Any transfer or assignment by Purchaser of this Agreement or any right or obligation of Purchaser under this Agreement without the prior written consent of the Company.

11.3	Automatic Termination. This Agreement shall terminate automatically, without further action by either Party, if Purchaser or the Company ceases to do business in the ordinary course, ceases to exist, abandons the business operated under this Agreement, or becomes insolvent.

11.4	Waiver. Neither Party shall be deemed to have waived its rights or any Default by the other unless such waiver is specific and in writing. By accepting orders from Purchaser, selling Products to Purchaser, or engaging in any other act after expiration or termination of this Agreement, the Company shall not be deemed to have renewed or extended this Agreement for any further period or to have waived expiration or termination of this Agreement. Failure of either Party at any time to require full performance of any provision of this Agreement, and any waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach or nullify the effectiveness of such provision.

12)	Claims Relating to Termination of Agreement.

12.1	Limitation of Liability. Purchaser agrees that if this Agreement terminates for any reason, or is not renewed, the Company shall not be liable for compensation, reimbursement, or damages, including claims of loss of clientele, prospective profits, or anticipated sales, or for other consequential, incidental, indirect, punitive, or special damages.

12.2	Notice and Waiver of Claims. If Purchaser claims that a termination of this Agreement or failure to enter into a new Agreement upon expiration of the Term of this Agreement is improper, Purchaser shall so notify the Company in writing setting forth the basis for Purchaser’s claim. Any Notice of Purchaser’s claim must be made within 30 days after receipt of the Notice of termination or other communication from the Company giving rise to Purchaser’s claim or 30 days after the Expiration Date, whichever is earlier. For 30 days after receipt of Notice of Purchaser’s claim (the “Reconsideration Period”), the Company shall have the option of rescinding the termination or offering Purchaser the opportunity to enter into another Agreement with terms and conditions substantially similar to those contained in this Agreement. If the Company exercises either option during the Reconsideration Period, Purchaser’s claim shall be extinguished. If Purchaser fails to notify the Company of any claim during the required notice of claim period set forth above, then Purchaser agrees that it shall have waived its claim.

13)	Termination and Post-Termination Obligations.

13.1	Monetary Obligations; Effect on Pending Orders. Neither termination nor expiration of this Agreement shall relieve either Party of the obligation to pay amounts accrued or due before the Termination Date. All sums owed by either Party to the other Party shall become due and payable immediately upon the Termination Date. Upon termination or expiration of this Agreement, the Company shall be obligated to fill any order placed and accepted before the Termination Date except in the event such termination by the Company is due to the failure by Purchaser to pay for the Products in accordance with the terms therein.

14)

14.1	Limitation on Liability. PURCHASER and THE COMPANY each hereby waives, to the fullest extent permitted by law, and to the extent not already waived IN this Agreement, any right or claim for any special, punitive, consequential, OR indirect damages against the other and agree that if there is a dispute, a Party shall be limited to the recovery of “Actual Damages” sustained by it. As used herein, “Actual Damages” means direct and out-of-pocket costs and specifically excludes claims for loss of customers, prospective profits, or anticipated sales, or for other consequential, incidental, or indirect damages.

15)	Notices.

15.1	Form and Dispatch. All notices required or permitted to be given by one Party to the other pursuant to this Agreement (each a “Notice”) shall be in writing and shall be deemed to be valid and effective when delivered as set forth below by one Party to the other Party at its address set forth in this Agreement or at such other address(es), fax number(s) or e-mail addresses as may be communicated from time to time by one Party to the other by means of a Notice. Each Party agrees to provide the other Party at all times with current notice information, including address, fax number and a valid e-mail address.

15.2	Delivery. A Notice shall be deemed to have been delivered:

(a)  When delivered by hand or courier service, at the time of delivery;

(b)  When sent by certified mail (return receipt requested) on the fifth day following the date of mailing;

(c)	When sent by fax, on the date thereof, with confirmation of transmission; or

(d)  When sent by e-mail, at the time a “Read Receipt” is received.

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15.3	Notice of Claims. Each indemnified Party shall give the indemnifying Party prompt Notice of any claims, demands, or lawsuits (collectively, “Claim”) which may give rise to losses or any claim, demand or lawsuit which may give rise to any other type of liability. If the indemnified Party fails to provide such Notice with reasonable promptness after the indemnified Party receives notice of such Claim, the indemnifying Party shall not be obligated to indemnify the indemnified Party with respect to such Claim to the extent that the indemnifying Party’s ability to defend has been materially prejudiced by such failure of the indemnified Party. The Parties shall cooperate with each other in the defense against such claims, demands or lawsuits.

16)	Miscellaneous.

16.1	Waiver; Amendment. A waiver of a breach of any provision of this Agreement shall not be deemed to be a waiver of any succeeding breach of the same or any other provision of this Agreement. No amendment of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties.

16.2	Multiple Originals. This Agreement may be executed in any number of copies, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

16.3	Facsimile and Electronic Documents. For any transactions subject to this Agreement, facsimile or PDF signatures shall be accepted as original signatures. This Agreement or any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original. Neither Party shall raise any objection to the authenticity of this Agreement, or any document created under this Agreement, based on the use of a facsimile or PDF signature or the use of a copy retrieved from an electronic storage system. The placement of any orders or the transaction of any business by electronic medium shall be subject to the terms of this Agreement. Purchaser further expressly acknowledges and agrees that invoices, bills of lading, and other documents evidencing transactions under this Agreement may be issued in the name of the Company or any division or Affiliate of the Company and are enforceable according to their terms by the Company or the issuing Affiliate.

16.4

Attorney Fees. If any judicial claim, suit, action, or proceeding or non-judicial dispute resolution, claim, or proceeding, including without limitation mediation, or any other form of non-judicial dispute resolution, is filed by either Party to enforce the provisions of this Agreement or the terms and conditions of purchase and sale of Products, the prevailing Party shall be entitled to recover reasonable attorneys’ fees (whether prior to or at trial or on any judicial appeal or in the course of any non-judicial dispute resolution). For purposes of this Agreement, the term “prevailing party” shall be deemed to include, without limitation, a Party that successfully opposes a petition for review filed with an appellate court.

16.5	Intellectual Property. The Company represents and warrants to Purchaser that no Product sold to Purchaser (including any designs of, or methods for manufacture of, the Product) violates, infringes or interferes with any intellectual property right or other proprietary right of any third party (including any claimed patent, trademark, trade name, service mark or other intellectual property right). If, as a result of any suit or proceeding relating to such infringement described in this Section, the use of any Product, or any part thereof, purchased by Purchaser from the Company hereunder is enjoined, in addition to (and not in lieu of) any other remedies, the Company shall, at its sole cost and expense and option, either (a) procure the right for Purchaser, any of its affiliates to use such Product, or any part thereof, (b) replace the same with interchangeable Product, or parts thereof, which have substantially the same quality and performance but which are non-infringing, (c) modify the infringing Product, or parts thereof, so they become non-infringing, or (d) authorize Purchaser to return said enjoined Product and refund to Purchaser the full purchase price (including transportation and other costs arising from the litigation or claim).

16.6	Recalls. For twenty years after the Effective Date, if Purchaser, the Company or any governmental agency having jurisdiction finds at any time that any Products contain a defect or a serious quality or performance deficiency, or are not in compliance with any applicable code, standard or requirement, making it advisable that the affected Products be recalled or repaired, the Company shall (at its sole cost and expense) promptly undertake appropriate corrective actions including those required by any applicable consumer protection or similar law and the regulations thereunder, and shall file all necessary papers, descriptions of corrective action programs, and other related documents and carry out corrective action programs. Purchaser shall cooperate with and assist the Company in any such filing and in taking corrective action. The Company shall make all necessary repairs or modifications to the affected Products, at its sole cost and expense, except to the extent that the Company and Purchaser agree to the performance of such repairs by Purchaser upon mutually acceptable terms.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Master Purchase Agreement to be duly executed by its authorized representative as of the Effective Date.

XZERES Corp.	Gale Force Master Fund L.P.

By: /s/ Authorized Signatory	By: /s/ Authorized Signatory
Name:	Name:
Title:	Title:

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